Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of April 14, 2008, (the “Effective Date”) by and between SCOLR Pharma, Inc. (“Company”) and Richard M. Levy (“Executive”).

The parties agree as follows:

1.           Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.           Duties.

2.1           Position.  Executive is employed as Vice President of Finance and Chief Financial Officer and shall have the duties and responsibilities assigned by Company’s Chief Executive Officer, both upon the Effective Date and as may reasonably be assigned from time to time.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to the Chief Executive Officer.

2.2           Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.

2.3            Work Location.  Executive’s principal place of work shall be in Bellevue, Washington, or such other location as the parties may agree upon from time to time.

3.           At-Will Employment Relationship.  Executive’s employment with Company is at-will and not for any specified period and may be terminated, with or without cause, by either Executive or Company, except as otherwise specified in Section 7 below.  No representative of Company, other than an authorized representative, has the authority to alter the at-will employment relationship.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and a designated representative of Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.           Compensation.

4.1           Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive as an initial base salary of Two Hundred Twenty-six Thousand Eight Hundred Dollars ($226,800) per year (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be paid the Base Salary, prorated to the date of termination.

4.2           Incentive Compensation.  Executive will be eligible to receive annual corporate performance bonuses in accordance with Company’s management incentive plan, should Company adopt one, or else in accordance with the terms of this Agreement.  Executive shall be eligible to receive an

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annual discretionary bonus of up to thirty-five percent (35%) of Executive’s Base Salary based on the achievement of targeted corporate and individual performance goals and objectives agreed on by Executive and Company.

4.3           Performance and Salary Review.  Company will periodically review Executive’s performance on no less than an annual basis.  Adjustments to Executive’s salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

5.           Benefits.  Executive will be eligible for all customary benefits generally available to executive employees of Company, subject to the terms and conditions of Company’s applicable benefit plan documents and policies.  Company reserves the right to change or eliminate the benefits on a prospective basis, at any time, effective upon notice to Executive.

6.           Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with Company’s policies.

7.           Termination of Executive’s Employment.

7.1           Voluntary Termination by Executive.  Executive may voluntarily terminate Executive’s employment at any time on thirty (30) days’ advance written notice to Company, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period.  In the event of Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any amounts earned and payable pursuant to Sections 5 and 6, including any accrued but unused vacation (collectively, the “Standard Entitlements”), and no other amounts.  For purposes of this Section 7.1, “Base Salary” means the salary, excluding any bonus or any other additional compensation or benefits, payable to Executive for the services rendered to Company at the time of termination.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished and Executive will not be entitled to receive the Severance Package described in Section 7.3.

7.2           Termination for Cause by Company.  Company may terminate Executive’s employment immediately at any time for Cause (as defined below).  In the event that Executive’s employment is terminated for Cause, Executive shall be entitled to receive only the Standard Entitlements, and no other amounts.  For purposes of this Section 7.2, “Base Salary” means the salary, excluding any bonus or any other additional compensation or benefits, payable to Executive for the services rendered to Company at the time of termination.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished and Executive will not be entitled to receive the Severance Package described in Section 7.3.

For purposes of this Agreement, “Cause” is defined as: (a) Executive’s conviction (or plea of guilty or nolo contendere) of fraud, embezzlement, misappropriation, or any felony or any other act of moral turpitude; (b) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive with respect to Executive’s obligations to Company or otherwise relating to the business of Company; (c) Executive’s failure or inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability; (d) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of Company; (e) Executive’s death; (f) Executive’s material breach of this Agreement, Company’s Code of Conduct or Company’s Proprietary Information and Invention Agreement; or (g) any similar or related act or failure to act which is materially adversely injurious to Company.

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7.3           Termination Without Cause by Company.  Company may terminate Executive’s employment without Cause at any time on thirty (30) days’ advance written notice to Executive, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period.  In the event of such termination, and contingent on the satisfaction of the conditions outlined in Section 7.6 below (the “Severance Conditions”), Executive will be paid the Standard Entitlements and the Severance Package (defined below).  Executive will be paid the Standard Entitlements for the duration of the required notice period, even if Company elects to relieve Executive of Executive’s duties at an earlier time.  All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

For purposes of this Agreement, the “Severance Package” shall include the following:

(a) a severance payment equal to (i) 87.5% of Executive’s annual Base Salary in effect on the date of termination, plus (ii) thirty-five percent (35%) of Executive’s annual Base Salary in effect on the date of termination, less required deductions, payable in lump sum on the first Company payday following the satisfaction of the Severance Conditions;

(b) payment of the premiums required to continue Executive’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a period of twelve (12) months following the date of termination, provided Executive elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during this period; and

(c) 100% acceleration of vesting, as of the termination date, of all of the then-unvested equity awards under any employee benefit plan of Company held by Executive at the time of such termination or resignation for Good Reason (as defined below).

7.4           Voluntary Resignation by Executive for Good Reason Following a Change in Control.  In the event that in connection with or within twelve (12) months following a Change of Control (as defined below) Executive resigns for Good Reason (as defined below), following thirty (30) days’ advance written notice to Company, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period, Executive will be entitled to receive the Standard Entitlements and the Severance Package, contingent on the satisfaction of the Severance Conditions.  As long as Executive provides the required notice, Executive will be paid the Standard Entitlements for the duration of the required notice period, even if Company elects to relieve Executive of Executive’s duties at an earlier time.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

Executive will be deemed to have resigned for “Good Reason” if Executive resigns within ninety (90) days after any of the following have occurred, without Executive’s written consent: (a) Company reduces the level of Executive’s responsibilities or changes Executive’s duties so that Executive’s duties are no longer consistent with the position of a senior executive; (b) Company reduces Executive’s Base Salary by more than ten percent (10%), unless such reduction is made as part of, and is generally consistent with, a general reduction of senior executives’ compensation; (c) Company relocates Executive’s principal place of work to a location more than fifty (50) miles from the location specified in Section 2.3; or (d) Company fails to assign the terms of this Agreement to any successors contemplated in Section 16.1.  Notwithstanding the foregoing, Executive’s resignation as a result of any of the foregoing conditions shall be considered a Voluntary Termination by Executive (as described in Section 7.1) unless Executive shall have provided written notification to Company of the condition(s) allegedly constituting Good Reason and Company shall have failed to correct such condition(s) within ten (10) days after Company’s receipt of such notice.

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7.5           Change In Control.

(a)           280G/Limitation of Payments and Benefits.    If, due to the benefits provided under Sections 7.5 or 7.4, as applicable, Executive is subject to any excise tax due to characterization of any amounts payable under such sections as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), the amounts payable under such sections will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under section 280G(b)(1) of the Code.

(b)           A “Change of Control” is defined as any one of the following occurrences:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii)           the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated);

(iii)           Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)           the dissolution or liquidation of Company.

7.6           Conditions to Receive and Payment of Severance Package.  The Severance Package pursuant to Sections 7.3 and 7.4, as applicable, will be paid provided Executive satisfies all of the following conditions (the “Severance Conditions”):

(a)           Executive complies with all surviving provisions of this Agreement as specified in Section 11.9; and

(b)           Executive executes, at the time of Executive’s termination of employment and within the same taxable year, or, if later, before the expiration of any applicable statutory revocation period, a full general release, releasing all claims, known or unknown, Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company.

7.7           Section 409A Compliance.  The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

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(a)           Notwithstanding any provision in this Agreement to the contrary, in the event Executive is a “specified employee” as defined in Section 409A, any Severance Payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall be delayed by six months such that the first payment is made no earlier that the first date of the seventh month following the date of Executive’s termination of employment (or the date of Executive’s death, if earlier).

(b)           To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c)           Company hereby informs Executive that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change.  Executive hereby acknowledges that Company has advised Executive that Executive should consult with Executive’s own personal tax or financial advisor in connection with this Agreement and its tax consequences.  Executive understands and agrees that Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement.  Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefor.

7.8           Taxes and Withholdings.  Company may withhold from any amounts payable under this Agreement, including any benefits or severance pay, such federal, state, local or international taxes as may be required to be withheld pursuant to applicable law or regulations.

8.           No Conflict of Interest.  During Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates a conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by Company in its sole discretion.  If Company believes such a conflict exists during Executive’s employment with Company, Company may take corrective action, which may include asking Executive to choose either to discontinue the other work or voluntarily resign from employment with Company.

9.           No Violation of Rights of Third Parties.  Executive represents that Executive’s performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company.  Executive agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others.  Executive warrants that Executive is not a party to any other agreement that will interfere with his full compliance with this Agreement.  Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

10.           Confidentiality and Proprietary Rights.  Executive represents that Executive has executed and agrees to abide by Company’s Employee Proprietary Information and Invention Agreement, which is incorporated herein by reference.

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11.           Post-Termination Non-Competition.

11.1           Consideration For Promise To Refrain From Competing.  Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s compensation and benefits and severance, as applicable, are partly in consideration of and conditioned upon Executive not competing with Company.  Executive acknowledges that such consideration for Executive’s services under this Agreement is adequate consideration for Executive’s promises contained within this Section 11.

11.2           Promise To Refrain From Competing.  In exchange for the consideration described in Section 11.1, Executive agrees that for the period of one (1) year following the date Executive ceases to render services to Company, Executive will not, in any capacity, either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) be employed in any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company (as described in Part I, Item 1 of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission prior to the termination date, which is incorporated herein by reference) or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company at the termination date or engaged in any business that is directly competitive with the Business of the Company, or with any business in which, to Executive’s knowledge, the Company is preparing to engage, at the time the Executive’s employment with Company terminates (“Restricted Business”).  Notwithstanding the foregoing, it shall not be a violation of this paragraph if Executive performs services for a Restricted Business that in no way relates to the Company’s primary focus on methods of oral drug delivery; or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation.  For purposes of this Section 11, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.

11.3           Reasonableness of Restrictions.  Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 11 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive.  Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information.

11.4           Reformation if Necessary.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 11 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

12.           Non-Solicitation.  Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s

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business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage or recruit any of Company’s employees to discontinue their employment with Company.

13.           Nondisparagement.  Upon termination of Executive’s employment relationship hereunder, Company and Executive agree that, unless otherwise legally required to do so, they will each at all times thereafter refrain from discussing the circumstances relating to such termination and from disparaging, or describing in a derogatory light, the performance, capabilities, services, business practices, or ethics of the other (or of the officers, directors or controlling shareholders of the other). This provision does not apply to statements made by Executive to Executive’s immediate family or attorneys, or to statements made by either party in legal proceedings in conjunction with legal actions to pursue rights and/or remedies under this Agreement, or as otherwise required by law.

14.           Right To Injunction/ Costs Of Enforcement.  Executive acknowledges that Company will suffer immediate and irreparable harm that will not be compensable by damages alone in the event Executive repudiates or breaches Sections 9,10 11, 12 or 13 or threatens or attempts to do so.  In the event of any such breach or any threatened or attempted breach, Executive agrees that Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to obtain temporary, preliminary and permanent injunctions to prevent or restrain any such breach, and Company shall not be required to post a bond as a condition for the granting of such relief.

15.           Agreement to Arbitrate.  In the event of any dispute or claim relating to or arising out of the employment relationship between Company and Executive or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator in Seattle, Washington pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org).  This agreement to arbitrate is subject to the Federal Arbitration Act.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction.  Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes.  Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.  This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

16.           General Provisions.

16.1           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

16.2           Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

16.3           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable

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provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.4           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Washington.  Each party consents to the jurisdiction and venue of the state or federal courts in King County, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

16.6           Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  In the case of Executive, mailed notices shall be addressed to the home address which Executive most recently communicated to Company in writing.  In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board of Directors.

16.7           Survival.  Sections 7 (“Termination of Executive’s Employment”), 9 (“No Violation of Rights of Third Parties”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Post-Termination Non-Competition”), 12 (“Non-Solicitation”), 13 (“Nondisparagement”), 14 (“Right to Injunction/ Costs of Enforcement” ), 15 (“Agreement to Arbitrate”), 16 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

17.           Entire Agreement.  This Agreement, including Company’s Employee Proprietary Information and Invention Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS EMPLOYMENT AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:  April 14, 2008                           /s/ Richard M. Levy
Richard M. Levy

SCOLR PHARMA, INC.

Dated: April 14, 2008           By:   /s/ Daniel O. Wilds

Name:  Daniel O. Wilds

Its: President & CEO

Executive Employement Agreement – R. Levy
April 14, 2008